EXHIBIT 99.1

Avenue Financial Holdings, Inc. Announces Third Quarter Results

Total Loans Rise 26.2% to $830 Million

Expects Strong Fourth Quarter

NASHVILLE, Tenn., Oct. 22, 2015 (GLOBE NEWSWIRE) -- Avenue Financial Holdings, Inc. (NASDAQ:AVNU) ("Avenue Financial" or "the Company") announced its results for the third quarter and nine months ended September 30, 2015. Net income available to common stockholders was $1.79 million, or $0.18 per diluted share for the third quarter of 2015, compared with $1.59 million, or $0.16 per diluted share, for the second quarter of 2015 and $2.37 million, or $0.28 per diluted share, for the third quarter of 2014. Total loans, including loans held for sale, rose 26.2% to a record $830.4 million in the third quarter of 2015 compared with $658.2 million at September 30, 2014.

"We are pleased with Avenue Financial's excellent performance in the third quarter," stated Ronald L. Samuels, Chairman and Chief Executive Officer. "Loan demand remained strong with solid growth from our key vertical markets in music and entertainment, healthcare, and not-for-profit. We also continue to benefit from improved credit metrics, including a significant decline in non-accruing loans and other real estate owned.

"Our earnings for the third quarter showed solid progress from the second quarter's results and were up 12.6% to $1.79 million compared with $1.59 million in the second quarter of this year. Our third quarter's earnings growth benefited from an increase in net interest income and a reduction in our provision for loan losses. Last year's third quarter results included a credit to the provision for loan losses and a net gain generated by the sale of the guaranteed portion of one SBA loan. These two items accounted for over $1.3 million in the difference in income before tax compared with last year's third quarter. We remain on track for Avenue Financial to report record net income for 2015.

"We expect to have a strong fourth quarter based on our momentum of scheduled loan closings during the last three months of the year. The Nashville market remains very strong with solid economic metrics; including continued growth in home sales, reduced vacancies for commercial and residential real estate, and lower unemployment rates. These factors are driving increased loan demand for commercial and industrial loans, loans to the small business market and mortgage loans in the Nashville area. Our improved asset quality also reflects our focus on solid underwriting and our decline in non-performing assets that has benefited from the robust Nashville economy," continued Samuels.

Balance Sheet Growth
($ millions)
			Quarterly %		Annual %
	Q3 2015	Q2 2015	Change	Q3 2014	Change
Total Assets	$1,108.2	$1,076.0	3.0%	$973.4	13.8%
Loans held for investment	$812.0	$773.4	5.0%	$653.2	24.3%
Loans held for sale	$18.4	$26.4	-30.3%	$5.0	268.0%
Total loans	$830.4	$799.8	3.8%	$658.2	26.2%
Cash surrender value of company owned life insurance	$25.6	$25.4	0.8%	$16.4	56.1%
Total Deposits	$900.8	$851.5	5.8%	$820.9	9.7%
Demand Deposits	$286.4	$270.3	6.0%	$238.9	19.9%

"We benefited from growth across all sectors with our verticals in music and entertainment, healthcare, and not-for-profit accounting for the majority of our loan and deposit growth in the third quarter," continued Samuels. "We expect our fourth quarter results to benefit from SBA loan sales scheduled to close before year-end, increased commercial real estate funding and increased residential loan demand from broad-based growth across our Nashville market."

  Total assets increased $32.2 million, or 3.0%, to $1.11 billion at September 30, 2015, rising from $1.08 billion at June 30, 2015, and $134.8 million, or 13.8%, compared with $973.4 million at September 30, 2014. The growth in assets was due primarily to higher loans compared with prior quarters.

  Loans held for investment increased $38.6 million, or 5.0%, to a record $812.0 million at September 30, 2015 compared with $773.4 million at June 30, 2015, and were up $158.8 million from $653.2 million at September 30, 2014, for a year-over-year growth rate of 24.3%. Mortgage loans held-for-sale were $18.4 million compared with $26.4 million at June 30, 2015, and $5.0 million at September 30, 2014.

  Cash surrender value of company owned life insurance totaled $25.6 million at September 30, 2015, up from $25.4 million from June 30, 2015 and up $9.2 million, or 56.1%, compared with $16.4 million at September 30, 2014.

  Deposits rose to $900.8 million at September 30, 2015, an increase of $49.3 million, or 5.8% compared with $851.5 million at June 30, 2015.  Deposits grew $79.9 million, or 9.7%, compared with $820.9 million at September 30, 2014. Demand deposits rose $47.5 million, or 19.9% to $286.4 million at September 30, 2015 compared with $238.9 million at September 30, 2014. For the third quarter of 2015, demand deposits represented 32.0% of average deposits compared with 28.5% for the third quarter of 2014.
Revenue Growth and Profitability
($ millions, except EPS)
			Quarterly %		Annual %
	Q3 2015	Q2 2015	Change	Q3 2014	Change
Net income available to common stockholders	$1.79	$1.59	12.6%	$2.37	-24.5%
Fully diluted EPS	$0.18	$0.16	12.5%	$0.28	-35.7%
Net interest income	$8.50	$8.09	5.1%	$7.53	12.9%
Net interest margin	3.30%	3.29%	+1 BP	3.36%	-6 BP
Non-interest income	$1.75	$1.88	-6.7%	$1.90	-7.9%
Provision (credit) for loan losses	$0.61	$0.86	-29.1%	$-0.22	377.3%
Non-interest expense	$7.00	$6.82	2.6%	$6.12	14.4%
  For the third quarter of 2015, net income available to common stockholders rose 12.6% to $1.79 million compared with $1.59 million for the second quarter of 2015. The increase was attributable primarily to growth in loan volume, higher mortgage banking income from sales and a decline in the provision for loan losses, offset slightly by lower net gain on sale of securities and higher non-interest expenses compared with the second quarter of 2015. Diluted net income per share rose 12.5% to $0.18 on 10.20 million weighted average shares outstanding in the third quarter of 2015 from $0.16 on 10.16 million weighted average shares outstanding in the second quarter of 2015. Net income was down from the third quarter of last year due primarily to a $222.0 thousand credit in the provision for loan losses in the third quarter of 2014 compared with a $613.7 thousand provision in the third quarter of 2015 resulting in a $835.7 thousand swing in the provision, and a $441.8 thousand decrease in net gain on sales of SBA loans compared with the third quarter of last year. Diluted earnings per share were also impacted by a 19.6% increase in weighted average shares outstanding attributable to Avenue Financial's initial public stock offering in February 2015.

  Net interest income increased 12.9% to $8.5 million for the third quarter of 2015, compared with $7.5 million for the third quarter of 2014 and was attributable primarily to growth in loans, offset partially by higher interest costs associated with $20.0 million in subordinated debt issued in December 2014.

  The tax equivalent net interest margin rose 1 basis point to 3.30% in the third quarter of 2015 compared with 3.29% in the second quarter of 2015. The increase was due primarily to growth in average non-interest bearing demand deposits over the past quarter. Cost of the subordinated debt was the primary driver for the 6 basis point reduction in the net interest margin compared with 3.36% reported for the third quarter of 2014. This was partially offset by an increase in the yield on earning assets driven by a higher loan/deposit ratio and a 9 basis point improvement in the yield on investment securities.

  Non-interest income decreased 7.9%, or $154.8 thousand, to $1.75 million from $1.90 million at September 30, 2014. Avenue Financial reported growth in every major non-interest income category since last year except for net gain on sales of SBA loans. Customer service fees rose 19.4% to $721.5 thousand, mortgage banking fees jumped 53.9% to $503.5 thousand, and cash surrender value of life insurance rose 57.9% to $190.9 thousand. Net loan sale gains decreased 63.1% to $314.1 thousand for the third quarter of 2015 compared with $851.7 thousand in the third quarter of 2014. The third quarter of 2014 included $441.8 thousand in net gains on SBA loans compared with no sales in the third quarter of 2015. Net gain on sale of securities totaled $19.2 thousand in the third quarter of 2015 with no comparable securities gains in the third quarter of 2014.

  The provision for loan losses was $613.7 thousand for the third quarter of 2015, compared with a credit of $222.0 thousand for the third quarter of 2014.

  Non-interest expense for the third quarter of 2015 increased $180.7 thousand, or 2.6%, to $7.0 million from $6.8 million for the second quarter of 2015, and increased $882.7 thousand from the third quarter of 2014. The increase was due primarily to higher compensation costs related to growth in employee headcount, merit increases, and higher legal, accounting and insurance related to public company expenses.
Asset Quality
($ millions)
			Quarterly %		Annual %
	Q3 2015	Q2 2015	Change	Q3 2014	Change
Non-accruing loans	$0.318	$0.776	-59.0%	$0.889	-64.2%
Ratio of non-performing assets to total assets	0.12%	0.32%	-20 BP	0.28%	-16 BP
Other real estate owned	$0.992	$2.71	-63.4%	$1.85	-46.5%
Net loan charge-offs	$0.293	$0.213	38.0%	($0.005)	N/M %
Allowance for loan losses	$9.63	$9.31	3.4%	$8.41	14.5%
  Asset quality improved in the third quarter compared with the second quarter of 2015 and third quarter of 2014 as measured by reductions in nonaccruing loans, non-performing loans to total loans and other real estate owned.  Nonaccruing loans declined to $318.0 thousand, or 0.04% of total loans at September 30, 2015, compared with $775.7 thousand, or 0.10% of total loans, at June 30, 2015, and $888.9 thousand, or 0.14% of total loans, at September 30, 2014. Our ratio of non-performing assets (nonaccruing loans plus other real estate owned) to total assets decreased to 0.12% at September 30, 2015, compared with 0.32% at June 30, 2015, and 0.28% at September 30, 2014 due primarily to a decrease in other real estate owned and growth in total assets. Total other real estate owned declined to $992.0 thousand at September 30, 2015 compared with $2.7 million at June 30, 2015 due to sales contracts that closed in the third quarter of 2015. Troubled-debt restructurings declined slightly during the third quarter and now total $423.7 thousand at September 30, 2015 and include one loan.

  Net loan charge-offs for the third quarter of 2015 were $294.0 thousand, or 0.15% of average loans for the quarter, compared with $212.6 thousand, or 0.12% of average loans for the quarter ended June 30, 2015. There were no past dues greater than 90 days at September 30, 2015.

  The allowance for loan losses was $9.6 million, or 1.19% of loans, at September 30, 2015, compared with $9.3 million, or 1.20% of loans at June 30, 2015 and $8.4 million, or 1.29% of loans at September 30, 2014.  The decrease in the allowance percentage to loans was due primarily to the resolution of certain problem credits and a lower historical loss ratio offset somewhat by growth in the loan portfolio since last year.

"We remain very positive about the future for Avenue Financial," stated Samuels. "Our focused teams continue to gain market share in Nashville. We believe our success is due to our collaborative and proactive approach in working with our commercial and private banking clients, our areas of market focus and the strength of the Nashville market.

"Avenue Financial was recently selected by American Banker as one of the five best banks to work for in the United States, for the second year in a row. Our success, in part, is due to our personal touch environment that extends through our employee teams. We believe our culture is a competitive advantage in attracting new customers and the top bankers to our team. It's also a key part of our strategy to grow earnings and build shareholder value," concluded Samuels.

About Avenue Financial Holdings, Inc.

Avenue Financial Holdings, Inc., headquartered in Nashville, Tennessee, was formed as a single-bank holding company in 2006 and operates primarily through its subsidiary, Avenue Bank. The Company's operations are concentrated in the Nashville MSA, with the vision of building Nashville's signature bank and serving clients who value creativity, expertise, and an exceptional level of personal service. Avenue Bank embodies Nashville's creative spirit - redefining how clients experience banking through a unique "Concierge Banking" model. The bank provides a wide range of business and personal banking services, including mortgage loans, with a special emphasis on Commercial, Private Client, Healthcare, and Music & Entertainment banking. The Company serves clients through five locations (a corporate headquarters and four retail branches), a limited deposit courier service (mobile branch) for select commercial clients, and mobile and online banking services. The Company's stock is traded on the NASDAQ Global Select Market under the ticker symbol "AVNU."

Forward-Looking Statements

Certain statements in this press release contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as "may," "should," "could," "predict," "potential," "believe," "will likely result," "expect," "continue," "will," "anticipate," "seek," "estimate," "intend," "plan," "projection," "would," and "outlook," or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

You should not place undue reliance on any forward-looking statement. There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but are not limited to, the following: market and economic conditions (including interest rate environment, levels of public offerings, mergers and acquisitions, or M&A, and venture capital financing activities) and the associated impact on us; changes in management personnel; deterioration of our asset quality;our overall management of interest rate risk, including managing the sensitivity of our interest-earning assets and interest-bearing liabilities to interest rates, and the impact to earnings from a change in interest rates; our ability to execute our strategy and to achieve organic loan and deposit growth;the adequacy of reserves (including allowance for loan and lease losses) and the appropriateness of our methodology for calculating such reserves;volatility and direction of market interest rates;the sufficiency of our capital, including sources of capital (such as funds generated through retained earnings) and the extent to which capital may be used or required; our overall investment plans, strategies and activities, including our investment of excess cash/liquidity; operational, liquidity and credit risks associated with our business; increased competition in the financial services industry, nationally, regionally or locally, which may adversely affect pricing and terms; the level of client investment fees and associated margins; changes in the regulatory environment; changes in trade, monetary and fiscal policies and laws; governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Act, Basel guidelines, capital requirements and other applicable laws and regulations; changes in interpretation of existing law and regulation; further government intervention in the U.S. financial system; and other factors that are discussed under the heading "Risk Factors" in our filings with the Securities and Exchange Commission.

The foregoing factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in the Company's Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

AVENUE FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(unaudited)

	September 30,	June 30,	September 30,
	2015	2015	2014
Assets
Cash and due from banks	$ 21,308,316	$ 18,360,874	$ 66,117,738
Federal funds sold	2,333,803	--	3,237,164
Cash and cash equivalents	23,642,119	18,360,874	69,354,902
Interest-bearing time deposits in banks	215,610	215,203	210,754
Securities available-for-sale, at fair value	210,010,981	213,095,723	211,499,674
Securities held-to-maturity (fair value of $4,938,566, $3,869,505, and $2,851,518 as of September 30, 2015, June 30, 2015 and September 30, 2014, respectively)	4,862,285	3,802,440	2,719,122
Mortgage loans held-for-sale	18,389,280	26,363,485	5,036,218
Loans, net of deferred fees	812,059,281	773,441,243	653,235,053
Less allowance for loan losses	(9,631,617)	(9,311,870)	(8,406,887)
Net loans	802,427,664	764,129,373	644,828,166
Accrued interest receivable	2,647,542	2,627,076	2,169,586
Federal Home Loan Bank stock, at cost	3,320,400	3,320,400	2,924,400
Premises and equipment, net	3,310,784	3,098,276	3,457,229
Other real estate owned	992,001	2,708,961	1,854,811
Deferred tax assets	7,994,832	8,614,624	8,062,241
Cash surrender value of company owned life insurance	25,553,529	25,362,673	16,403,593
Goodwill	2,966,063	2,966,063	2,966,063
Other assets	1,878,003	1,312,753	1,884,023
Total assets	$ 1,108,211,093	$ 1,075,977,924	$ 973,370,782
Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$ 226,049,032	$ 208,415,520	$ 186,210,126
Interest-bearing demand deposits	60,386,697	61,924,397	52,672,601
Savings and money market accounts	451,836,452	412,171,638	422,429,840
Time	162,487,542	168,979,034	159,568,781
Total deposits	900,759,723	851,490,589	820,881,348
Accrued interest payable	544,094	514,855	166,958
Federal funds purchased	--	460,000	--
Federal Home Loan Bank advances	85,300,000	105,300,000	55,000,000
Subordinated debt	19,606,227	19,595,584	--
Other liabilities	8,675,930	8,926,068	7,707,257
	1,014,885,974	986,287,096	883,755,563
Commitments and Contingent Liabilities
Stockholders' equity:
Preferred Stock, no par value; 10,000,000 shares authorized, Series C, senior noncumulative perpetual preferred stock; 0, 0 and 18,950 issued and outstanding at September 30, 2015, June 30, 2015 and September 30, 2014, respectively	--	--	18,950,000
Common Stock, no par value. Authorized 100,000,000 shares: issued and outstanding 10,300,172, 10,256,340 and 8,633,588 shares at September 30, 2015, June 30, 2015 and September 30, 2014, respectively	90,105,473	89,935,473	75,407,157
Additional paid-in-capital	1,742,083	1,623,211	1,182,558
Accumulated profit (deficit)	3,223,301	1,428,859	(2,826,418)
Accumulated other comprehensive loss	(1,745,738)	(3,296,715)	(3,098,078)
Total stockholders' equity	93,325,119	89,690,828	89,615,219
Total liabilities and stockholders' equity	$ 1,108,211,093	$ 1,075,977,924	$ 973,370,782

This information is preliminary and based on company data available at the time of the presentation.

AVENUE FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Interest and dividend income:
Loans, including fees	$ 8,669,585	$ 7,326,129	$ 24,548,507	$ 20,826,144
Taxable securities	907,043	924,639	2,739,302	2,942,420
Tax-exempt securities	258,859	187,503	704,068	669,317
Federal Funds sold and other	33,647	29,841	94,535	87,613
Total interest and dividend income	9,869,134	8,468,112	28,086,412	24,525,494
Interest expense:
Deposits	855,422	782,904	2,390,001	2,325,655
Subordinated debt	348,143	--	1,044,428	--
Other borrowings	160,908	151,837	495,500	505,002
Total interest expense	1,364,473	934,741	3,929,929	2,830,657
Net interest income	8,504,661	7,533,371	24,156,483	21,694,837
Provision (credit) for loan losses	613,705	(222,024)	1,622,338	1,186,916
Net interest income after provision (credit) for loan losses	7,890,956	7,755,395	22,534,145	20,507,921
Noninterest income:
Customer service fees	721,473	604,095	2,135,388	1,813,804
Mortgage banking income from sales, net of commissions	503,533	327,275	1,125,932	566,629
Increase in cash surrender value of life insurance	190,856	120,908	517,776	362,206
Net gain on sales of bulk mortgage loans	314,096	409,896	866,385	409,896
Net gain of sale of SBA loans	--	441,789	--	441,789
Net gain on sale of available-for-sale securities	19,247	--	234,447	11,917
Total noninterest income	1,749,205	1,903,963	4,879,928	3,606,241
Noninterest expenses:
Salaries and employee benefits	4,118,021	3,543,388	12,033,108	10,399,376
Equipment and occupancy	818,517	827,692	2,472,222	2,583,453
Data processing	414,196	356,692	1,218,911	1,039,308
Advertising, promotion, and public relations	166,531	148,648	547,414	444,733
Legal and accounting	460,651	250,131	1,143,933	655,218
FDIC insurance and other regulatory assessments	195,381	190,125	613,503	553,907
Other real estate income	(12,228)	(35,043)	(29,904)	(18,956)
Other expenses	843,210	839,987	2,302,493	2,171,752
Total noninterest expenses	7,004,279	6,121,620	20,301,680	17,828,791
Income before taxes	2,635,882	3,537,738	7,112,393	6,285,371
Income tax expense	841,441	1,122,393	2,275,333	1,964,968
Net income	1,794,441	2,415,345	4,837,060	4,320,403
Preferred stock dividends	--	(47,375)	(32,110)	(142,125)
Net income available to common stockholders	$ 1,794,441	$ 2,367,970	$ 4,804,950	$ 4,178,278

Per share information:
Basic net income per common share available to common stockholders	$ 0.18	$ 0.28	$ 0.49	$ 0.49
Diluted net income per common share available to common stockholders	$ 0.18	$ 0.28	$ 0.48	$ 0.49
Weighted average common shares outstanding:
Basic	10,078,172	8,487,516	9,823,554	8,485,195
Diluted	10,197,416	8,528,926	9,932,347	8,526,605

This information is preliminary and based on company data available at the time of the presentation.

AVENUE FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
SELECTED QUARTERLY FINANCIAL DATA
(unaudited)
	At or for the Three Months
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2015	2014	2014	2014
	(Dollars in thousands, except employee data)
SELECTED INCOME STATEMENT DATA
Interest income	$ 9,869	$ 9,383	$ 8,834	$ 8,498	$ 8,468	$ 8,237
Interest expense	1,365	1,296	1,269	938	935	952
Net interest income	8,504	8,087	7,565	7,560	7,533	7,285
Provision for loan losses	614	855	154	456	(222)	549
Net interest income after provision for loan losses	7,890	7,232	7,411	7,104	7,755	6,736
Non-interest income	1,749	1,875	1,256	1,059	1,904	915
Non-interest expense	7,004	6,824	6,474	6,297	6,122	5,862
Income tax expense	841	698	736	573	1,122	555
Net income	1,794	1,585	1,457	1,293	2,415	1,234
Dividends on preferred shares	--	--	(32)	(48)	(47)	(48)
Net income available to common stockholders	$ 1,794	$ 1,585	$ 1,425	$ 1,245	$ 2,368	$ 1,186

PER COMMON SHARE DATA:
Basic earnings per share	$ 0.18	$ 0.16	$ 0.15	$ 0.15	$ 0.28	$ 0.14
Diluted earnings per share	0.18	0.16	0.15	0.15	0.28	0.14
Book value per common share	9.06	8.74	8.79	8.41	8.18	7.96
Tangible book value per common share (1)	8.77	8.45	8.50	8.07	7.84	7.62
Basic weighted average common shares	10,078,172	10,064,840	9,319,312	8,487,515	8,487,516	8,487,516
Diluted weighted average common shares	10,197,416	10,161,167	9,656,971	8,540,856	8,528,926	8,487,516
Common shares outstanding at period end	10,300,172	10,256,340	10,227,340	8,636,682	8,633,588	8,619,588

SELECTED BALANCE SHEET DATA
Total assets	$ 1,108,211	$ 1,075,978	$ 1,036,544	$ 998,367	$ 973,371	$ 955,100
Residential real estate - Mortgage	128,526	120,208	103,728	110,929	122,128	127,462
Residential real estate - Multi-family	9,259	10,399	13,480	11,310	20,960	15,605
Commercial and industrial	285,381	272,783	247,722	235,911	181,688	188,421
Commercial real estate	297,385	284,653	289,404	271,001	268,907	275,526
Construction and land development	81,580	78,473	54,515	58,843	55,174	65,874
Consumer	10,126	7,052	7,319	5,915	4,221	4,817
Other, including deferred fees	(197)	(127)	85	(1)	157	130
Total loans, net of deferred fees	812,060	773,441	716,253	693,908	653,235	677,835
Allowance for loan losses	(9,632)	(9,312)	(8,669)	(8,518)	(8,407)	(8,625)
Securities available for sale	210,011	213,096	218,118	220,462	211,500	217,478
Mortgage loans held for sale	18,389	26,363	33,484	27,237	5,036	7,457
Goodwill and other intangible assets	2,966	2,966	2,966	2,966	2,966	2,966
Demand deposits	226,049	208,416	200,316	170,647	186,209	166,181
Interest checking accounts	60,387	61,924	60,135	55,653	52,673	51,675
Savings accounts	15,668	15,146	15,197	11,919	10,613	8,434
Money market accounts	264,160	241,182	227,999	240,646	263,947	268,417
Reciprocal ICS Money Market	172,009	155,844	155,572	163,214	147,870	139,017
CDs	70,748	74,516	70,064	82,012	82,075	82,116
Reciprocal CDARs	46,880	49,967	51,602	44,081	41,662	39,780
Brokered CDs	44,859	44,496	35,000	35,000	35,832	29,097
Total Deposits	900,760	851,491	815,885	803,172	820,881	784,717
Advances from FHLB/FRB	85,300	105,300	99,300	70,300	55,000	75,500
Subordinated debt	19,606	19,596	19,585	19,577	--	--
Preferred stock	--	--	--	18,950	18,950	18,950
Tangible common stockholders' equity (1)	90,359	86,725	86,967	69,700	67,699	65,661
Total stockholders' equity	93,325	89,691	89,933	91,616	89,615	87,577
Average total assets	1,097,049	1,055,912	1,014,663	976,497	952,248	932,603
Average common stockholders' equity	91,355	90,298	94,659	72,447	69,902	66,973
Full time employees	141	145	132	134	130	125

SELECTED PERFORMANCE RATIOS
Return on average assets (2) (5)	0.65%	0.60%	0.57%	0.51%	0.99%	0.51%
Return on average common stockholders' equity (2) (5)	7.79	7.04	6.11	6.82	13.44	7.10
Net interest margin (fully tax equivalent) (2)	3.30	3.29	3.23	3.35	3.36	3.33
Efficiency ratio (1) (3)	68.44	70.01	73.39	73.06	64.87	71.47

This information is preliminary and based on company data available at the time of the presentation.

AVENUE FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
SELECTED QUARTERLY FINANCIAL DATA
(unaudited)
	At or for the Three Months
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2015	2014	2014	2014
	(Dollars in thousands, except per share data)
SELECTED ASSET QUALITY DATA
Nonaccruing loans	$ 318	$ 776	$ 854	$ 695	$ 889	$ 897
Past due loans over 90 days and still accruing interest	--	--	--	--	--	--
Net loans charge-offs	294	213	2	345	(5)	(5)
Nonaccruing loans to total loans	0.04%	0.10%	0.12%	0.10%	0.14%	0.13%
Nonaccruing loans and loans past due 90 days and still accruing to total loans	0.04	0.10	0.12	0.10	0.14	0.13
Non-performing assets to total assets (4)	0.12	0.32	0.35	0.41	0.28	0.30
Non-performing assets to loans and OREO	0.16	0.45	0.51	0.58	0.42	0.42
Allowance for loan losses to total loans	1.19	1.20	1.21	1.23	1.29	1.27
Allowance for loan losses to nonaccruing loans	3,028.93	1,200.00	1,015.15	1,224.87	945.67	961.54
Net loan charge-offs to average loans (2)	0.15	0.12	--	0.20	--	--

CAPITAL RATIOS (Consolidated)
Tier 1 Leverage ratio (6)	8.41%	8.55%	8.73%	9.21%	9.16%	8.78%
Tier 1 Risk-based capital ratio (6)	9.64	9.85	10.38	10.62	11.38	10.65
Total Risk-based capital ratio (6)	12.75	13.06	13.77	14.00	12.49	11.77
Tangible common stockholders' equity to tangible assets (1)	8.18	8.08	8.41	7.00	6.98	6.90

The information set forth above contains certain financial information determined by methods other than in accordance with GAAP. These non-GAAP financial measures are "tangible book value per common share," "tangible common stockholders' equity," "efficiency ratio," and "tangible common stockholders' equity to tangible assets." Although we believe these non-GAAP financial measures provide a greater understanding of our business, these measures are not necessarily comparable to similar measures that may be presented by other companies.
"Efficiency ratio" is defined as non-interest expenses divided by our operating revenue, which is equal to net interest income plus non-interest income excluding gains and losses on sales of securities. In our judgment, the adjustments made to operating revenue allow investors and analysts to better assess our operating expenses in relation to our core operating revenue by removing the volatility that is associated with certain non-recurring items and other discrete items that are unrelated to our core business.
"Tangible common stockholders' equity" is defined as common stockholders' equity reduced by goodwill. We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in common stockholders' equity exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing both common stockholders' equity and assets while not increasing our tangible common stockholders' equity or tangible assets.
"Tangible common stockholders' equity to tangible assets" is defined as the ratio of common stockholders' equity reduced by goodwill divided by total assets reduced by goodwill. We believe that this measure is important to many investors in the marketplace who are interested in relative changes from period to period in common stockholders' equity and total assets, each exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing both common stockholders' equity and assets while not increasing our tangible common equity or tangible assets.
"Tangible book value per common share" is defined as tangible common stockholders' equity divided by total common shares outstanding. We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing book value while not increasing our tangible book value.
The information provided below reconciles each non-GAAP measure to its most comparable GAAP measure.

NON-GAAP FINANCIAL MEASURES
Efficiency Ratio
Non-interest expense (numerator)	$ 7,004	$ 6,824	$ 6,474	$ 6,297	$ 6,122	$ 5,862
Net interest income	8,504	8,087	7,565	7,560	7,533	7,285
Non-interest income	1,749	1,875	1,256	1,059	1,904	915
Less: gains (losses) on sales of securities	(19)	(215)	--	--	--	2
Adjusted operating revenue (denominator)	10,234	9,747	8,821	8,619	9,437	8,202
Efficiency Ratio	68.44%	70.01%	73.39%	73.06%	64.87%	71.47%

Tangible Common Stockholders' Equity and Tangible Common Stockholders' Equity/Tangible Assets
Common equity	$ 93,325	$ 89,691	$ 89,933	$ 72,666	$ 70,665	$ 68,627
Less: intangible assets	(2,966)	(2,966)	(2,966)	(2,966)	(2,966)	(2,966)
Tangible common stockholders' equity	90,359	86,725	86,967	69,700	67,699	65,661
Total assets	1,108,211	1,075,978	1,036,544	998,367	973,371	955,100
Less: Intangible assets	(2,966)	(2,966)	(2,966)	(2,966)	(2,966)	(2,966)
Tangible assets	1,105,245	1,073,012	1,033,578	995,401	970,405	952,134
Tangible Common Stockholders' Equity/Tangible Assets	8.18%	8.08%	8.41%	7.00%	6.98%	6.90%

Tangible Book Value per Common Share
Book Value Per Common Share	$ 9.06	$ 8.74	$ 8.79	$ 8.41	$ 8.18	$ 7.96
Less: Effects of intangible assets	(0.29)	(0.29)	(0.29)	(0.34)	(0.34)	(0.34)
Tangible Book Value per Common Share	8.77	8.45	8.50	8.07	7.84	7.62

(1) These measures are not measures recognized under generally accepted accounting principles (United States) ("GAAP"), and are therefore considered to be non-GAAP financial measures.
(2) Data has been annualized.
(3) Efficiency ratio is total non-interest expense divided by the sum of net interest income and total non-interest income, (excluding securities and loan sale gains/(losses)) and is not a GAAP measure.
(4) Non-performing assets are deemed to be nonaccruing loans and OREO.
(5) Return on average assets is defined as net income available to common stockholders divided by average total assets; Return on average common stockholders equity is defined by net income available to common stockholders divided by average common stockholders' equity.
(6) Capital ratios as of September 30, 2015 are estimated.

This information is preliminary and based on company data available at the time of the presentation.

	Average Balance Sheets and Net Interest Analysis
	On a Fully Taxable-Equivalent Basis
	Three Months Ended September 30,
	2015			2014
	Average Balance	Interest Earned / Paid	Average Yield / Rate	Average Balance	Interest Earned / Paid	Average Yield / Rate
	(In thousands, except Average Yields and Rates)
Assets:
Interest earning assets:
Interest-bearing time deposits in banks	$ 215	$ --	0.75%	$ 223	$ --	0.76%
Investments (1) (3)	218,908	1,332	2.41	223,127	1,239	2.20
Federal funds sold	223	--	0.23	791	--	0.24
Loans held-for-sale	30,715	252	3.26	6,293	--	--
Total loans (2)	789,023	8,418	4.23	669,620	7,326	4.34
Total interest earning assets	1,039,084	10,002	3.82	900,054	8,565	3.78

Allowance for loan losses	(9,503)			(8,620)
Non-interest earning assets	67,468			60,814
Total assets	$ 1,097,049			$ 952,248

Interest bearing liabilities:
Interest bearing deposits:
Checking	$ 61,527	$ 54	0.35%	$ 50,653	$ 52	0.41%
Savings	15,613	4	0.11	9,340	3	0.12
Money market	412,307	452	0.43	398,529	427	0.43
Time deposits	167,136	345	0.82	153,808	301	0.78
Federal funds purchased	1,975	3	0.56	2,608	4	0.55
Subordinated debt	19,601	348	7.05	--	--	--
Other borrowings	100,234	158	0.63	67,397	148	0.87
Total interest bearing liabilities	778,393	1,364	0.70	682,335	935	0.54

Non-interest bearing checking	218,437			173,489
Other liabilities	8,864			7,572
Stockholders' equity	91,355			88,852
Total liabilities and stockholders' equity	$ 1,097,049			$ 952,248

Net interest spread			3.12%			3.24%
Net interest margin			3.30			3.36

(1) Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 34%.
(2) Non-accrual loans are included in average loan balances in all periods. Loan fees of $258,000 and $181,000 are included in interest income in 2015 and 2014, respectively
(3) Unrealized gains/(losses) of ($1,086,000) and ($2,298,000) are excluded from the yield calculation in 2015 and 2014, respectively.

This information is preliminary and based on company data available at the time of the presentation.

	Average Balance Sheets and Net Interest Analysis
	On a Fully Taxable-Equivalent Basis
	Nine Months Ended September 30,
	2015			2014
	Average Balance	Interest Earned / Paid	Average Yield / Rate	Average Balance	Interest Earned / Paid	Average Yield / Rate
	(In thousands, except Average Yields and Rates)
Assets:
Interest earning assets:
Interest-bearing time deposits in banks	$ 214	$ 1	0.75%	$ 506	$ 4	1.14%
Investments (1) (3)	222,282	3,897	2.34	238,098	4,039	2.27
Federal funds sold	353	1	0.27	560	1	0.24
Loans held-for-sale	32,858	835	3.40	3,976	--	--
Total loans (2)	744,425	23,714	4.26	641,104	20,826	4.34
Total interest earning assets	1,000,132	28,448	3.80	884,244	24,870	3.76

Allowance for loan losses	(9,064)			(8,153)
Non-interest earning assets	64,807			54,478
Total assets	$ 1,055,875			$ 930,569

Interest bearing liabilities:
Interest bearing deposits:
Checking	$ 60,147	$ 158	0.35%	$ 49,312	$ 155	0.42%
Savings	14,649	12	0.11	8,561	9	0.14
Money market	396,511	1,227	0.41	393,043	1,348	0.46
Time deposits	163,650	994	0.81	143,595	814	0.76
Federal funds purchased	6,392	28	0.59	8,224	41	0.67
Subordinated debt	19,866	1,044	7.03	--	--	--
Other borrowings	95,554	467	0.65	72,632	464	0.85
Total interest bearing liabilities	756,769	3,930	0.69	675,367	2,831	0.56

Non-interest bearing checking	198,438			161,717
Other liabilities	8,564			7,009
Stockholders' equity	92,104			86,476
Total liabilities and stockholders' equity	$ 1,055,875			$ 930,569

Net interest spread			3.11%			3.20%
Net interest margin			3.28			3.33

(1) Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 34%.
(2) Non-accrual loans are included in average loan balances in all periods. Loan fees of $712,000 and $445,000 are included in interest income in 2015 and 2014, respectively
(3) Unrealized gains/(losses) of ($166,000) and ($3,511,000) are excluded from the yield calculation in 2015 and 2014, respectively.

This information is preliminary and based on company data available at the time of the presentation.
CONTACT: Barbara J. Zipperian
         Chief Financial Officer
         (615) 736-7786